Exhibit 10.65

CONSENT AND AMENDMENTS TO LOAN AGREEMENT

THIS CONSENT AND AMENDMENTS TO LOAN AGREEMENT (“Agreement”) is made as of the 27th day of September, 2012.

BETWEEN:

HER MAJESTY THE QUEEN IN RIGHT OF THE PROVINCE OF ONTARIO, as represented by the Minister of Economic Development and Innovation (the “Lender”)

-AND-

BIOAMBER SARNIA INC., a corporation incorporated under the laws of the Canada (the “Borrower”)

WHEREAS, the Lender and the Borrower entered into a loan agreement dated September 30, 2011 (the “Loan Agreement”) in connection with the Project (as defined in the Loan Agreement);

AND WHEREAS, on December 1, 2011, the Borrower amended its articles of incorporation to change its name from “Bluewater Biochemicals Inc.” to “BioAmber Sarnia Inc.”;

AND WHEREAS, the name of the Minister representing Her Majesty the Queen in right of the Province of Ontario and the name of the corresponding Ministry have changed from “Economic Development and Trade” to “Economic Development and Innovation”;

AND WHEREAS, the Borrower has requested the Lender’s consent to encumber the Property and the Lender has agreed to such encumbrance; provided that, certain conditions have been met;

AND WHEREAS, certain terms and conditions of the Loan Agreement require to be changed to reflect the current circumstances of the Borrower;

AND WHEREAS the Lender and the Borrower wish to amend the Loan Agreement, including its Schedules and Annexes, to reflect such changes;

NOW, THEREFORE, the Lender and the Borrower covenant and agree as follows:

ARTICLE 1 – INTERPRETATION

1.1	Defined Terms. Unless explicitly indicated otherwise, all capitalised terms in this Agreement shall have meaning ascribed to them in the Loan Agreement.

ARTICLE 2 – CONSENT

2.1	Consent. In accordance with Section 10.1(b) of the Loan Agreement, the Lender hereby consents to the Borrower to register the following encumbrance against the Property and the fixed improvements thereon; provided that, the Lender’s interest in the Property and the fixed improvements thereon is registered prior to Lanxess Inc.’s interest in the Property and the fixed improvements thereon:

(a)	the right of Lanxess Inc. to re-purchase the Property free and clear of all encumbrances in the event (x) the Borrower has not commenced construction of the Project Facility prior to November 15, 2013, or (y) the Borrower has terminated the Steam Supply Agreement entered into with Lanxess Inc. as of May 25, 2012 (the “Steam Supply Agreement”), due to the occurrence prior to November 15, 2013 of certain events preventing the construction of the Project Facility; and

(b)	the right of Lanxess Inc. to re-purchase the Property and the fixed improvements thereon, in the event the Borrower is in default under the terms of the Steam Supply Agreement due to actual or threatened insolvency and has not remedied such default and any subsequent default in the six (6) months following the date of the initial default,

(collectively, the “Lanxess’ Interest”).

2.2	Limitation of Consent. The Borrower acknowledges and agrees that nothing in this Agreement shall constitute or be deemed to constitute consent by the Lender for the Borrower to encumber the Property and fixed improvements thereon other than expressly provided herein.

ARTICLE 3 – AMENDMENTS TO LOAN AGREEMENT

3.1	Identification of the Parties. The Loan Agreement, including its Schedules and Annexes, is hereby amended in its entirety to reflect the following name changes:

(a)	from “Bluewater Biochemicals Inc.” to “BioAmber Sarnia Inc.”;

(b)	from “Minister of Economic Development and Trade” to “Minister of Economic Development and Innovation”; and

(c)	from “Ministry of Economic Development and Trade” to “Ministry of Economic Development and Innovation”

3.2	Section 1.1(bb)(ii) “Fiscal Year”. Section 1.1(bb)(ii) is deleted in its entirety and replaced with the following:

“for Mitsui & Co., Ltd., the fiscal year of that currently ends on March 31st; and”

3.3	Section 1.1(gg)(i) “Guarantor”. Section 1.1(gg)(i) is deleted in its entirety and replaced with the following:

“Mitsui & Co., Ltd., a corporation incorporated under the laws of Japan; and”

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3.4	Section 1.1(nn.1) “Lanxess’ Interest”. The following Section 1.1(nn.1) is inserted between Section 1.1(nn) and Section 1.1(oo); provided that, the Lender’s interest is registered against the Property and the fixed improvements thereon prior to the Lanxess’ Interest being registered against the Property and the fixed improvements thereon:

“Lanxess’ Interest” means:

(i)	the right of Lanxess Inc. to re-purchase the Property free and clear of all encumbrances in the event (x) the Borrower has not commenced construction of the Project Facility prior to November 15, 2013, or (y) the Borrower has terminated the Steam Supply Agreement entered into with Lanxess Inc. as of May 25, 2012 (the “Steam Supply Agreement”), due to the occurrence prior to November 15, 2013 of certain events preventing the construction of the Project Facility; and

(ii)	the right of Lanxess Inc. to re-purchase the Property and the fixed improvements thereon, in the event the Borrower is in default under the terms of the Steam Supply Agreement due to actual or threatened insolvency and has not remedied such default and any subsequent default in the six (6) months following the date of the initial default;

3.5	Section 1.1(ccc) “Project Completion Date”. Section1.1(ccc) is amended by replacing “June 30, 2013” with “November 30, 2013”.

3.6	Section 1.1(iii) “Property”. Section1.1(iii) is deleted in its entirety and replaced with the following:

“Property” means the real property located at 1265 Vidal Street South, Sarnia, Ontario, N7T 7M2, identified as number 1 in the plan attached hereto as Schedule “N”, beneficially owned by and registered in the name of Lanxess Inc. and to be acquired by the Borrower in connection with the Project such that the Property will be beneficially owned by and registered in the name of the Borrower;”

3.7	Section 5.2(b). Section 5.2(b) is deleted in its entirety and replaced with the following:

“a Guaranty, in the form of Schedule “L”, attached hereto, from Mitsui & Co., Ltd.;”

3.8	Section 5.2(d). Section 5.2(d) is deleted in its entirety and replaced with the following:

“a collateral realty mortgage on the Property in the principal amount of Fifteen Million Dollars ($15,000,000);”

3.9	Section 5.2(f). Section 5.2(f) is deleted in its entirety and replaced with the following:

“Priority Agreement or other documentation satisfactory to the Lender, confirming the rankings of the GSA and the collateral realty mortgage on the Property, as set out below; and”

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3.10	Section 5.2(g). Section 5.2(g) is added as follows:

“only if the Lender’s charge on the Security is not registered prior to Lanxess Inc.’s interest, a postponement and subordination agreement (the “Postponement and Subordination Agreement”) executed by Lanxess Inc. in favour of the Lender in connection with any and all rights that Lanxess Inc. has or may have against the Security, present or future, and such agreement shall be in the form and substance, satisfactory to the Lender, in its sole and absolute discretion. The Borrower’s counsel, at the Borrower’s cost, will be responsible for preparing and registering the Postponement and Subordination Agreement. For clarity, it is the intent of the Borrower to firstly register the Lender’s charge on the Security and then Lanxess Inc.’s interest.”

3.11	Section 5.3(b). Section 5.3(b) is deleted in its entirety and replaced with the following:

“A valid collateral realty mortgage on the Property will constitute valid second charge on the Property subject only to prior charges in favour of (i) the Commercial Lenders to a maximum amount of Fifteen Million Dollars ($15,000,000); and (ii) the Property’s Permitted Encumbrances. The Borrower’s counsel, at the Borrower’s cost, will be responsible for preparing and registering all documentation required for the Lender to have a valid second-ranking mortgage on the Property.”

3.12	Section 5.3(c). Section 5.3(c) is deleted in its entirety and replaced with the following:

“Except as expressly provided in this Section 5.3, nothing in this Agreement may be construed as evidencing an intention or agreement on the part of the Lender that the GSA and collateral realty mortgage on the Property be or has been subordinated to any Encumbrance, or shall cause any such subordination to occur.”

3.13	Section 6.2(f). Section 6.2(f) is deleted in its entirety and replaced with the following:

“Title Insurance and Reports. The Lender shall have received a policy of title insurance in respect of the Borrower’s title in and to the Property issued by a title company, satisfactory to the Lender, insuring the validity and priority of the Lender’s collateral realty mortgage over the Property, together with a copy of any existing survey of the Property and all applicable search reports including, but not limited to, tax, environmental, conservation, water and etc., which are not covered by such title insurance. Such reports shall confirm that there are no liens on the Property;”

3.14	Section 6.2(l). Section 6.2(l) is deleted in its entirety and replaced with the following:

“Undertaking from the Borrower. The Lender shall have received undertaking(s) from the Borrower, in the form and substance agreeable by the Lender, that the Borrower will:

(i)	construct the plant for the Project in Sarnia; and

(ii)	cause the Commercial Lenders to subordinate its charge against the Property to the restrictive covenant registered in favour of Lanxess Inc.’s against the Property in connection with the use of the Property.

3.15	Section 6.2(o). Section 6.2(o) is deleted in its entirety and replaced with the following:

“Intentionally Omitted.”

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3.16	Section 6.2(p). Section 6.2(p) is deleted in its entirety and replaced with the following:

“Agreement of Purchase and Sale. The Lender shall have received an executed, valid and in good standing Agreement of Purchase and Sale in respect of the Property and such agreement is satisfactory to the Lender, in its sole and absolute discretion;”

3.17	Section 6.4(d)(i). Section 6.4(d)(i) is deleted in its entirety and replaced with the following:

“the Loan in the event that the first (1st) Disbursement is not requested by the Borrower by November 30, 2012; or”

3.18	Section 8.1(f). The phrase “and Lanxess’ Interest” is inserted after the words “Permitted Encumbrances” in Section 8.1(f); provided that, the Lender’s interest is registered against the Property and the fixed improvements thereon prior to the Lanxess’ Interest being registered against the Property and the fixed improvements thereon.

3.19	Section 10.1(b). The phrase “and Lanxess’ Interest” is inserted after the words “Permitted Encumbrances” in Section 8.1(f); provided that, the Lender’s interest is registered against the Property and the fixed improvements thereon prior to the Lanxess’ Interest being registered against the Property and the fixed improvements thereon.

3.20	Schedule “A”. Schedule “A” of the Loan Agreement is deleted and replaced with the Amended Schedule “A”, attached hereto.

3.21	Schedule “L”. Schedule “L” of the Loan Agreement is deleted and replaced with the Amended Schedule “L”, attached hereto.

3.22	Schedule “N”. Schedule “N” of the Loan Agreement is deleted and replaced with the Amended Schedule “N”, attached hereto.

3.23	Schedule “O”. Schedule “O” of the Loan Agreement is deleted and replaced with the Amended Schedule “O”, attached hereto.

ARTICLE 4 – OTHER PROVISIONS OF THE LOAN AGREEMENT

4.1	Other Provisions of Loan Agreement Unchanged. All other terms and conditions of the Loan Agreement remain in full force and effect. Effective the date hereof, this Agreement and the Loan Agreement shall be read together as one (1) agreement.

4.2	Counterparty. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one (1) agreement. Delivery by facsimile transmission of a counterpart of this Agreement signed by a party shall be as effective as a manual delivery by such party of an original signed counterpart of this Agreement.

4.3	Governing Law. This Agreement shall be subject to and construed in accordance with the laws of Province of Ontario and the federal laws of Canada applicable thereto and the parties submit to the exclusive jurisdiction of the Ontario courts.

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[The remainder of this page is intentionally left blank; Signature page to follow.]

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IN WITNESS WHEREOF, this Consent and Amendments to the Loan Agreement is executed as of the date first above written.

BIOAMBER SARNIA INC.

/s/ Jean-François Huc
Name:	Jean-François Huc
Title:	President
Date:

Name:	Mike Hartmann
Title:	Director
Date:

I have authority to bind the Corporation.

We have authority to bind the Corporation.

HER MAJESTY THE QUEEN IN RIGHT OF THE PROVINCE OF ONTARIO, as represented by the Minister of Economic Development and Innovation

/s/ Greg Wooton
Name:	Greg Wooton
Title:	Director, Investment Funding Programs Branch
Date:

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Exhibit 10.65

AMENDED SCHEDULE “A”

DESCRIPTION, MILESTONES, DELIVERABLES AND TIMELINES OF THE PROJECT

Borrower Name: BioAmber Sarnia Inc.

Project Name: Biobased Succinic Acid Plant in Sarnia

Project Location: 1265 Vidal Street South, Sarnia, Ontario, N7T 7M2

Project Completion Date: November 30, 2013

Executive Summary: The Borrower will build a $78,800,000 biobased succinic acid plant in Sarnia, Ontario, which will be modelled on BioAmber Inc.’s commercial demonstration plant in France. A minimum of forty (40) Project related Jobs will be created as a result at the Project Facility.

Project Management:

BioAmber Inc. will utilize six (6) key managers during the start up phase of the Project which includes the structuring of the consortium, overseeing the construction and operation of the plant, ensuring technology improvements are ready for commercialization, commercialization of the succinic acid produced and compliance with regulations.

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Jean Francois Huc, CEO of BioAmber Inc., has considerable experience in the industry. He has been in senior positions at Sanofi-Sythelabo, MedExact, TGN Biotech and Diversified Natural Products. He has been able to secure the necessary financing for this project and have also negotiated future sales with potential customers.

•

Kenneth Wall, VP Manufacturing of BioAmber Inc., is in charge of overseeing the engineering, construction and operation of the plant. Prior to BioAmber, he was the president of Invista’s intermediates and specialty products business and prior to that he was the President of DuPont’s global nylon, polyester, intermediates, nylon polymer and specialty products business.

•

Jim Millis, CTO of BioAmber Inc., is in charge of ensuring future technology improvements are ready for commercialization. Before BioAmber Inc., he was the CEO of Draths Corporation and prior to that he was the Technical Director for Cargill’s Industrial Bioproducts business unit.

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Babette Petersen, VP Marketing and Sales of BioAmber Inc., is in charge of overseeing the commercialization of the succinic acid produced. She had spent 20 years at Dow Corning where she held a variety of senior marketing and sales positions, including the Director of Marketing & New Business Development in Dow Corning’s business and technology incubator.

•

Roger Laurent Bernier, VP Compliance and IP, is in charge of ensuring the technology and products comply with all regulations. Prior to BioAmber Inc., he was VP Eastern Canada for Foragen Technology Management Inc.

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Mike Hartmann, VP Corporate Affairs, is in charge of coordinating the Ontario and Federal program. Prior to BioAmber Inc., he was previously responsible for the institutional sales and trading desk for CIBC World Markets in Montreal.

Milestones, Deliverables and Timelines: (Please complete the table of milestones and deliverables (key steps in the Project) with estimated completion dates.)

	Milestones and Deliverables	Timelines

1	Site selected	August 2011

2	Project Team in Place a) Plant manager in place	Feb 2012 August 2012

3	All financing finalized, both government and private	March 2012

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Permitting

a)      Federal Environmental Assessment

b)      Provincial Environmental Certification – air, noise, water

c)      Municipal construction and building permits

a.      Service permit (sewer and water)

b.      Foundation and building permits

July 2012 Sept 2012 Jul 2012/Sept 2012 June 2012 August 2012

5	Site preparation begins	May 2012

6	Site preparation complete	September 2012

7	Engineering a) Basic engineering plans delivered b) Integrated Aspen model c) FEL 2/3 quality engineering	March 2012 July 2012 November 2012

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Equipment

a)      Purchase ready equipment specifications prepared

b)      Long lead time equipment ordered

c)      Receive fermentation system

a.      Pre-commissioning

d)      Receive decolorization & decalcification system

e)      Receive electrodialysis system

August 2012 December 2012 September 2012 May 2013 September 2013
9	Construction begins a) Process & warehouse building erected and cladded	December 2012

10	Hiring of key personnel	Q2/3-2013

11	Training of employees	Q2/3-2013

12	Construction complete a) Mechanical completion	September 2013

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13	Commissioning begins	September 2013

14	Commissioning complete	October 2013

15	Start up and opening of the plant	November 2013

16	Selling of bio-succinic acid	Q1-2014

	Project Completion Date	November 30, 2013

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AMENDED SCHEDULE “L”

GUARANTY

THIS GUARANTY is effective as of 30th day of September, 2011.

BY:

MITSUI & CO., LTD., a corporation organized and existing under the laws of Japan (the “Guarantor”),

IN FAVOUR OF:

HER MAJESTY THE QUEEN IN RIGHT OF THE PROVINCE OF ONTARIO, as represented by the Minister of Economic Development and Innovation (the “Lender”).

WHEREAS, the Lender and BioAmber Sarnia Inc. (the “Borrower”) are parties to a loan agreement dated as of September 30, 2011 (as from time to time amended, modified, supplemented or restated, the “Loan Agreement”) pursuant to which the Lender has made, and may from time to time hereafter make, subject to the terms and conditions thereof, disbursements of money to or for the account of the Borrower in an aggregate principal amount not exceeding Fifteen Million Dollars ($15,000,000) (the “Loan”);

AND WHEREAS, the Guarantor is a major shareholder of the Borrower and is receiving substantial benefits from the Loan made to the Borrower, and is executing this Guaranty in consideration of such benefits and to induce the Lender to make and maintain the Loan to the Borrower;

AND WHEREAS, it is one of the conditions for the provision and maintenance of the Loan that the Guarantor shall have executed and delivered this Guaranty to the Lender.

NOW, THEREFORE, in consideration of the Loan and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, and to induce the Lender to make and maintain the Loan to the Borrower, the Guarantor hereby makes the following representations and warranties to the Lender and hereby covenants and agrees with the Lender as follows:

1.	Guaranty. The Guarantor irrevocably, absolutely and unconditionally guaranties payment and performance to the Lender and its successors and assigns of all present and future debts and liabilities, direct or indirect, now or at any time and from time to time hereafter due or owing (whether at stated maturity, upon acceleration or otherwise) to the Lender from or by the Borrower and whether incurred by the Borrower alone or jointly with any other corporation, person or persons, including, without limitation, pursuant to the Loan Agreement; provided, however, that the liability of the Guarantor is limited to its percentage of ownership held in the Borrower multiplied by the overall liability of the Borrower under the Loan Agreement, plus any and all costs and expenses incurred by the Lender in connection with the administration and enforcement of this Guaranty, all with interest at the rate provided for in the Loan Agreement. The amounts guaranteed hereunder, as provided above, are hereinafter referred to as the “Obligations”.

2.	Borrower’s Status and Authority. No change in the name, objects, capital stock or constitution of the Borrower shall in any way affect the liability of the Guarantor, either with respect to transactions occurring before or after any such change, and the Lender shall not be required to inquire into the powers of the Borrower or any of its directors, officers or other agents, acting or purporting to act on its behalf. All amounts obtained by the Borrower from the Lender in professed exercise of such powers shall be deemed to form part of the debts and liabilities hereby guaranteed, notwithstanding that any such amounts obtained shall be in excess of the powers of the Borrower or of its directors, officers or other agents, or be in any way irregular, defective, fraudulent or informal. If the Borrower shall amalgamate with one or more other corporations, this Guaranty shall continue and apply to all debts and liabilities owing to the Lender by the corporation continuing from the amalgamation.

3.	Dealings with the Borrower, etc. The Lender, without consent of the Guarantor and without exonerating or releasing in whole or in part the Guarantor, may grant time, renewals, extensions, indulgences, releases and discharges to, may take securities from and give the same and any or all existing securities up to, may abstain from taking securities from, or from perfecting securities of, may accept compositions from, and may otherwise change the terms of any of the debts and liabilities hereby guaranteed and otherwise deal with the Borrower and all other persons (including the Guarantor) and securities, as the Lender may see fit. All dividends, compositions, and moneys received by the Lender from the Borrower or from any other persons or estates capable of being applied by the Lender in reduction of the debts and liabilities hereby guaranteed, shall be regarded for all purposes as payments in gross, and the Lender shall be entitled to prove against the estate of the Borrower upon any insolvency or winding-up in respect of the whole of said debts and liabilities, and the Guarantor shall have no right to be subrogated to the Lender in respect of any such proof until the Lender shall have received from such estate indefeasible payment in full of its claim with interest.

4.	Continuing Guaranty. This Guaranty shall be a continuing guaranty, and shall cover and secure any ultimate balance owing to the Lender, including all costs, charges and expenses which the Lender may incur in enforcing or obtaining payment of the sums of money due to the Lender from the Borrower. The Lender shall not be obliged to seek any recourse against the Borrower or other persons or the securities it may hold before being entitled to payment from the Guarantor of all and every debts and liabilities hereby guaranteed. The Guarantor hereby renounces the benefits of discussion and division and the right to claim against, or set up against, the Lender any right which the Guarantor may have to be subrogated in any of the rights, privileges and other security held from time to time by the Lender. This Guaranty is a guaranty of payment and not of collection.

5.	Guaranty Absolute. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and shall not be released, discharged, limited or otherwise affected by anything done, suffered or permitted by the Lender in connection with the Borrower, the Obligations or any security held by or granted to the Lender to secure payment or performance of the Obligations.

6.	Representations and Warranties of the Guarantor. In order to induce the Lender to make the Loan to the Borrower, the Guarantor represents, warrants and covenants (and shall be deemed to continuously represent, warrant and covenant during the term of this Guaranty) that:

(a)	the Guarantor is a corporation duly incorporated or established and is in existence, in good standing, under the laws of the jurisdiction of its organization or creation and the Guarantor has the full capacity, power, authority and legal right to own its property and assets and to transact the business in which it is engaged;

(b)	the Financial Statements are correct and complete and fairly present the financial position of the Guarantor as of the date indicated therein and the results of its operation and the changes in its financial position for the years then ended in accordance with GAAP. Since the date of its last Financial Statements, there has been no change in the financial condition of the Guarantor other than changes in the ordinary course of business and changes arising from the plans of the Guarantor to complete the Project. All financial information relating to the Guarantor which has been delivered to the Lender, is complete and accurate in all material respects in light of the circumstances prevailing at the time of delivery;

(c)	the Guarantor has the power to execute, deliver and perform this Guaranty and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Guaranty;

(d)	the Guarantor has duly executed and delivered this Guaranty, and this Guaranty constitutes the legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms;

(e)	neither the execution, delivery or performance by the Guarantor of this Guaranty, nor compliance by it with the terms and provisions hereof, will (i) contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality; (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien or encumbrance (other than liens and encumbrances in favour of the Lender) upon any of the property or assets of the Guarantor pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement or any other agreement, contract or instrument to which Guarantor is a party or by which it or any of its property or assets is bound or to which it may be subject; or (iii) violate any provision of the organizational documents of the Guarantor;

(f)	no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required for, (i) the execution, delivery and performance of this Guaranty by the Guarantor; or (ii) the legality, validity, binding effect or enforceability of this Guaranty;

(g)	the Guarantor’s obligations hereunder rank at least paripassu in all respects with all other unsecured and unsubordinated obligations of the Guarantor;

(h)	there are no actions, suits or proceedings pending or threatened (i) with respect to this Guaranty; or (ii) with respect to the Guarantor that could reasonably be expected to materially and adversely affect (A) the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Guarantor; or (B) the rights or remedies of the Lender hereunder or the ability of the Guarantor to perform its obligations to the Lender hereunder;

(i)	there are no facts or circumstances of any kind or nature whatsoever of which the Guarantor has knowledge which will impair or prevent the Guarantor from performing its obligations under this Guaranty;

(j)	all statements set forth in the Recitals are true and correct; and

(k)	all of the information supplied by the Guarantor to the Lender in connection herewith is true, complete and accurate in all material respects and the Guarantor is not aware of any material facts or circumstances that have not been disclosed to the Lender and which might render the information supplied to the Lender seriously misleading.

7.	Termination of Guaranty. The Guarantor, its successors or permitted assigns, may terminate the further liability of the Guarantor under this Guaranty by ninety (90) days’ notice in writing to the Lender, and the liability of the Guarantor under this Guaranty, and of its successors or permitted assigns, shall continue until the expiration of ninety (90) days after the giving of such notice, notwithstanding the death or incapacity of the Guarantor, and after the expiry of such notice, the Guarantor, its successors or permitted assigns, shall remain liable under this Guaranty in respect of any sum or sums of money owing to the Lender hereunder on the date such notice expired and also in respect of any contingent or future liabilities incurred to or by the Lender on or before such date maturing thereafter. If after any such termination any payment from the Borrower must be returned to the Borrower, or any successor or representative of the Borrower, for any reason (including the designation of such payment as a mistake or as a preference following the bankruptcy of the Borrower), then this Guaranty shall continue after the determination as if such payment has not been made.

8.	Undertaking. The Guarantor undertakes that from the date of this Guaranty and so long as any amount remains outstanding or payable under this Guaranty, the Guarantor will send to the Lender forthwith upon receiving a written request to that effect, such other information as the Lender may reasonably require.

9.

Enforcement. The Lender shall be entitled to make demand on the Guarantor if the Borrower fails to pay or perform any of the Obligations when due and payable whether at maturity, by acceleration or otherwise. Any such demand, or any other notice permitted or required to be given hereunder shall be in writing and shall be made or given by personal delivery, by courier, by facsimile transmission or sent by registered mail, charges prepaid, if to the Guarantor, to the address of the Guarantor listed on the signature page hereof, and if to the Lender to the Ministry of Economic Development and Innovation, Investment Division, Investment Funding Programs Branch, Investment Programs Unit, 3rd Floor, Hearst Block, 900 Bay Street, Toronto ON M7A 2E1, Attention: Manager, Investment Programs Unit, Facsimile No.: (416) 314-7014. Such demand or other notice shall be deemed to have been given and received on the date of personal delivery, courier or facsimile transmission, if made during normal business hours on a Business Day, and otherwise on the next Business Day. Any such notice or demand that is mailed shall be deemed to have been given and received on the fifth (5th) Business Day following the day of mailing. For the purposes of this Guaranty, “Business Day” shall mean a day other than a Saturday, Sunday or statutory holiday in the Province of Ontario.

10.	Costs and Expenses. The Guarantor hereby agrees to pay, upon demand, all costs and expenses of the Lender in connection with the enforcement of this Guaranty and in connection with any waiver or consent relating hereto (including in each case, without limitation, all fees and disbursements of counsel employed by the Lender).

11.	Assignment and Postponement. All debts and liabilities, present and future, of the Borrower to the Guarantor are hereby assigned to the Lender and postponed to the Obligations, and all money received by the Guarantor in respect thereof after the occurrence of an Event of Default (as defined in the Loan Agreement) shall be received in trust for the Lender and forthwith upon receipt shall be paid over to the Lender, the whole without in any way lessening or limiting the liability of the Guarantor hereunder and this assignment and postponement is independent of this Guaranty and shall remain in full force and effect until, in the case of the assignment, the liability of the Guarantor under this Guaranty has been discharged or terminated and, in the case of the postponement, until payment in full to the Lender of all obligations owing by the Guarantor under this Guaranty. Notwithstanding anything to the contrary contained in this paragraph, the provisions of this paragraph shall not apply to hinder or prevent repayment to the undersigned by the Borrower from time to time of all debts and liabilities, present and future, of the Borrower to the undersigned until such time as an Event of Default occurs.

12.	Amendments and Waivers. No provision of this Guaranty may be modified or waived without the prior written consent of the Lender. No delay on the part of the Lender in exercising any of its rights, remedies, powers and privileges hereunder, or partial or single exercise thereof, shall constitute a waiver thereof. No notice to or demand on the Guarantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Lender to any other or further action in any circumstances without notice or demand.

13.	Copy of Guaranty. The Guarantor acknowledges receipt of an executed copy of this Guaranty.

14.	The Loan Agreement. The Guarantor acknowledges that executed (or conformed) copy of the Loan Agreement and all other documents have been made available to it and it is familiar with the contents thereof.

15.	Waiver of Consequential and Punitive Damages. The Guarantor agrees that it will not assert, and hereby waves, any claim that it may at any time have against the Lender for consequential, incidental, special or punitive damages in connection with this Guaranty or the transactions contemplated hereby.

16.	Cumulative Remedies. The rights, powers and remedies granted to the Lender herein shall be cumulative and in addition to any rights, powers and remedies to which the Lender may be entitled either by operation of law or pursuant to any other document or instrument heretofore or from time to time hereafter delivered to the Lender in connection with this Guaranty or otherwise. No election not to exercise or failure to exercise or delay in exercising any right, nor any course of dealing or performance, shall operate as a waiver of any right of the Lender under this Guaranty, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right of the Lender under this Guaranty.

17.	Illegality; Severability. If any provision of this Guaranty or any other document evidencing the Loan Agreement shall be held invalid, illegal or unenforceable in any jurisdiction or in any respect, then the validity, legality and enforceability of such provision in any other jurisdiction or the validity, legality and enforceability in any jurisdiction of the remaining provisions contained herein and therein shall not in any way be affected or impaired, and the parties hereto shall use their best efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions which would produce as nearly as possible the rights and obligations previously intended by the parties hereto.

18.	Captions. The headings of the Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

19.	Currency. Any reference to currency is to Canadian currency and any amount disbursed, paid or calculated is to be disbursed, paid or calculated in Canadian currency.

20.	Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms as set forth in the Loan Agreement.

21.	Miscellaneous Provisions. This Guaranty:

(a)	may not be assigned by the Guarantor without the prior written consent of the Lender;

(a)	shall enure to the benefit of the Lender and its successors and assigns, and shall be binding upon the Guarantor and its successors and permitted assigns;

(b)	is in addition to, and not in substitution for, any other security now or hereafter held by the Lender in respect of the Borrower or the Obligations; and

(c)	may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Delivery of a signed counterpart of this Guaranty by facsimile transmission shall be effective as a manual delivery of such counterpart.

22.	Governing Law; Submission to Jurisdiction; Process Agent. This Guaranty shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. For purposes of any suit, action or proceeding involving this Guaranty or any judgment entered by a court in respect of such suit, action or proceeding, the Guarantor expressly submits to the exclusive jurisdiction of the courts of the Province of Ontario and agrees that any summons, order, process or other paper of such courts may be served upon the Guarantor within or without such courts’ jurisdiction by mailing a copy to the Guarantor in its address specified below. The Guarantor irrevocably waives any objection it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty brought in any such court and further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the Lender’s right to serve process upon the Guarantor in any other manner permitted by the applicable laws or the Lender’s right to bring any suit, action or proceeding against the Guarantor in the courts of any jurisdiction.

[The remainder of this page is intentionally left blank; Signature page to follow.]

IN WITNESS WHEREOF, this Guaranty is executed as of the date first above written.

Address:	MITSUI & CO., LTD.

Mitsui & Co., Ltd.
2-1, Ohtemachi 1-Chome
Chiyoda-Ku, Tokyo, Japan 100-0004

Name:
Attention: Mr. Naoki Enatsu, General Manager	Date:
Green Chemicals Business Dept
Facsimile Number: 81-(0)3-3285-4915

Name:
Title:
Date:

I/We have the authority to bind the Corporation.

AMENDED SCHEDULE “N”

PLAN OF THE PROPERTY

AMENDED SCHEDULE “O”

“Property’s Permitted Encumbrances” means, with respect to the Property, any one or more of the following:

(a)	prior charge, in favour of the Commercial Lenders, in the maximum amount of Fifteen Million Dollars ($15,000,000), on the Property;

(b)	Encumbrances for realty taxes or assessments not at the time due or delinquent or the validity of which are being contested by the Borrower in good faith by proper legal proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower, in accordance with GAAP, so long as such Encumbrances do not involve any immediate danger of the sale, forfeiture or loss of the Property or any part thereof;

(c)	undetermined or inchoate Encumbrances arising in the ordinary course of business which have not at such time been filed pursuant to law against the Borrower or which relate to obligations not due or delinquent;

(d)	Encumbrances which are: (i) title defects, encroachments or irregularities of a minor nature; (ii) restrictions, easements, rights-of-way, servitudes or other similar rights in land (including, without restriction, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other Persons, in each case where such Encumbrances in the aggregate do not materially impair the usefulness or marketability of the Property or its usefulness for the purposes for which it is held; or (iii) the restrictive covenant registered in favour of Lanxess Inc.’s against the Property in connection with the use of the Property;

(e)	any Encumbrance resulting from the deposit of cash or securities in connection with contracts, tenders or expropriation proceedings, or to secure worker’s compensation, surety appeal bonds or costs of litigation when required by law, and public and statutory obligations;

(f)	any Encumbrance resulting from security given to a public utility or governmental authority when required by such utility or governmental authority in connection with the operation of the business of the Borrower;

(g)	the reservations, limitations, provisos and conditions, if any, expressed in any original grants of real property from the Crown;

(h)	carriers’, warehousemen’s, mechanics’, material-men’s, repairmen’s or other similar Encumbrances arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested at the time by the Borrower in good faith by proper legal proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower, in accordance with GAAP, so long as the same do not involve any immediate danger of the sale, forfeiture or loss of the Property or other assets that are subject to the Encumbrance;

(i)	zoning and building by-laws and ordinances, municipal by-laws, provincial laws, and regulations, which do not materially impair the usefulness or marketability of the Property or its usefulness for the purposes for which it is held; and

(j)	any lien, claim or liability under the Construction Lien Act (Ontario) in respect of which the Lender is fully indemnified to its satisfaction from any liability or expense in respect thereof.

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